Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

REVELATION BIOSCIENCES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Revelation Biosciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Revelation Biosciences, Inc. (the Company) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the year ended December 31, 2021 and the period from May 4, 2020 (inception) to December 31, 2020, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from May 4, 2020 (inception) to December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring operating losses and has no revenue sources. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BAKER TILLY US, LLP

We have served as the Company’s auditor since 2021.

San Diego, California

April 15, 2021

REVELATION BIOSCIENCES, INC.
Balance Sheets

	December 31, 2021	December 31, 2020	Pro-Forma December 31, 2021 (unaudited) (See Note 2)

Assets
Current assets:
Cash and cash equivalents	$1,274,729	$4,492,400
Prepaid expenses	637,342	128,000
Total current assets	1,912,071	4,620,400
Property and equipment, net	115,181	—
Right-of-use lease asset	14,960	—
Total assets	$2,042,212	$4,620,400

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$596,261	$865,901
Accrued payroll and related expenses	756,729	266,852
Accrued expenses	771,940	76,023
Lease liability	16,752	—
Total current liabilities	2,141,682	1,208,776
Total liabilities	2,141,682	1,208,776
Commitments and contingencies (Note 4)
Stockholders’ equity (deficit):
Series A Preferred Stock, $0.001 par value; 628,930 shares authorized; 628,930 shares issued and outstanding at December 31, 2021 and December 31, 2020; liquidation preference – $3,999,995	3,903,730	403,733	—
Series A-1 Preferred Stock, $0.001 par value; 1,100,000 shares authorized; 684,450 and zero shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively; liquidation preference – $4,353,102	3,578,197	—	—
Common stock, $0.001 par value; 11,000,000 shares authorized; 2,308,877 and 2,293,154 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	2,309	2,293	3,622
Additional paid-in capital	6,933,593	5,536,060	14,414,207
Accumulated deficit	(14,517,299)	(2,530,462)	(14,517,299)
Total stockholders’ equity (deficit)	(99,470)	3,411,624	$(99,470)
Total liabilities and stockholders’ equity (deficit)	$2,042,212	$4,620,400

See accompanying notes to the financial statements.

REVELATION BIOSCIENCES, INC.
Statements of Operations

	Year Ended December 31, 2021	Period from May 4, 2020 (inception) to December 31, 2020
Operating expenses:
Research and development	$6,914,756	$1,707,367
General and administrative	5,035,729	823,179
Total operating expenses	11,950,485	2,530,546
Loss from operations	(11,950,485)	(2,530,546)
Other income (expense):
Other income (expense)	(36,352)	84
Total other income (expense), net	(36,352)	84
Net loss	$(11,986,837)	$(2,530,462)
Net loss per share attributable to common stockholders, basic and diluted	$(5.19)	$(1.58)
Weighted-average shares used to compute net loss per share, basic and diluted	2,308,704	1,605,734
Pro-forma net loss per share attributable to common stockholders, basic and diluted (unaudited)	$(3.31)	$(1.13)
Pro-forma weighted-average shares used to compute pro-forma net loss per share, basic and diluted (unaudited)	3,622,084	2,234,664

See accompanying notes to the financial statements.

REVELATION BIOSCIENCES, INC.
Statements of Changes in Stockholders’ Equity (Deficit)

	Series A Preferred Stock		Series A-1 Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance as of May 4, 2020 (inception)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of common stock, net of issuance costs of $37,000	—	—	—	—	2,293,154	2,293	6,006,826	—	6,009,119
Issuance of Series A Preferred Stock, net of issuance costs of $96,000	628,930	3,903,730	—	—	—	—	—	—	3,903,730
Subscription receivables	—	(3,499,997)	—	—	—	—	(499,998)	—	(3,999,995)
Stock-based compensation expense	—	—	—	—	—	—	29,232	—	29,232
Net loss	—	—	—	—	—	—	—	(2,530,462)	(2,530,462)
Balance as of December 31, 2020	628,930	403,733	—	—	2,293,154	$2,293	5,536,060	(2,530,462)	3,411,624
Issuance of common stock	—	—	—	—	15,723	16	99,982	—	99,998
Issuance of Series A-1 Preferred Stock, net of issuance costs	—	—	684,450	3,904,872	—	—	—	—	3,904,872
Issuance of Warrants in connection with the issuance of the Series A-1 Preferred Stock	—	—	—	(326,67)	—	—	326,675	—	—
Payment for Series A Preferred Stock subscribed	—	3,499,997	—	—	—	—	—	—	3,499,997
Payment for common stock subscribed	—	—	—	—	—	—	499,998	—	499,998
Stock-based compensation expense	—	—	—	—	—	—	470,878	—	470,878
Net loss	—	—	—	—	—	—	—	(11,986,837)	(11,986,837)
Balance as of December 31, 2021	628,930	$3,903,730	684,450	$3,578,197	2,308,877	$2,309	$6,933,593	$(14,517,299)	$(99,470)

See accompanying notes to the financial statements.

REVELATION BIOSCIENCES, INC.
Statements of Cash Flows

	Year Ended December 31, 2021	Period from May 4, 2020 (inception) to December 31, 2020
Cash flows from operating activities:
Net loss	$(11,986,837)	$(2,530,462)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	470,878	29,232
Depreciation expense	16,782	—
Non-cash lease expense	52,384	—
Changes in operating assets and liabilities:
Prepaid expenses	(509,342)	(128,000)
Accounts payable	(269,640)	865,901
Accrued payroll and related expenses	489,877	266,852
Accrued expenses	695,917	76,023
Operating lease liability	(50,592)	—
Net cash used in operating activities.	(11,090,573)	(1,420,454)
Cash flows from investing activities:
Purchase of property and equipment	(131,963)	—
Net cash used in investing activities	(131,963)	—
Cash flows from financing activities:
Proceeds from issuance of Common Stock, net of issuance costs	599,996	5,509,121
Proceeds from issuance of Series A Preferred Stock, net of issuance costs	3,499,997	403,733
Proceeds from issuance of Series A-1 Preferred Stock, net of issuance costs	3,904,872	—
Net cash provided by financing activities	8,004,865	5,912,854
Net (decrease) increase in cash and cash equivalents	(3,217,671)	4,492,400
Cash and cash equivalents at beginning of period	4,492,400	—
Cash and cash equivalents at end of period	$1,274,729	$4,492,400
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of right-of-use asset through operating lease obligation	$67,344	$—
Issuance of warrants in connection with Series A-1 Preferred Stock	$326,675	$—

See accompanying notes to the financial statements.

REVELATION BIOSCIENCES, INC.
Notes to the Financial Statements

1. Organization and Basis of Presentation

Revelation Biosciences, Inc. (the “Company” or “Revelation”) was formed as a Delaware limited liability company on May 4, 2020 under the name Revelation Therapeutics, LLC. On August 27, 2020, the Company filed a statutory conversion with the Delaware Secretary of State which converted the Company from a limited liability company to a corporation and changed the Company’s name to Revelation Biosciences, Inc. The Company’s principal offices are in San Diego, California. The Company is a clinical-stage biopharmaceutical company focused on the development and commercialization of immunologic therapeutics and diagnostics.

The Company has incurred recurring losses since its inception, including a net loss of $12.0 million for the year ending December 31, 2021. As of December 31, 2021 the Company had an accumulated deficit of $14.5 million, a stockholders’ deficit of $99,470 and available cash and cash equivalents of $1.3 million. The Company expects to continue to incur significant operating and net losses, as well as negative cash flows from operations, for the foreseeable future as it continues to complete all necessary product development or future commercialization efforts. The Company has never generated revenue and does not expect to generate revenue from product sales unless and until it successfully completes development and obtains regulatory approval for REVTx-99a/b, REVDx-501 or other product candidates, which the Company expects will not be for at least several years, if ever. Additionally, taking into consideration the net proceeds of $4.2 million received in connection with a business combination in January 2022 and the gross proceeds of $7.8 million received from a private placement financing subsequent to the business combination, the Company does not anticipate that its current cash and cash equivalents balance will be sufficient to sustain operations within one year after the date that the Company’s audited financial statements for December 31, 2021 were issued, which raises substantial doubt about its ability to continue as a going concern.

To continue as a going concern, the Company will need, among other things, to raise additional capital resources. The Company plans to seek additional funding through public or private equity or debt financings. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. If the Company is unable to obtain funding, it could be required to delay, reduce or eliminate research and development programs, product portfolio expansion or future commercialization efforts, which could adversely affect the Company’s business operations.

The audited financial statements for December 31, 2021, have been prepared on the basis that the Company will continue as a going concern, and does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability for the Company to continue as a going concern.

Merger with Petra Acquisition, Inc. (Unaudited)

On January 10, 2022 (the “Closing Date”), Petra Acquisition, Inc., a Delaware corporation (“Petra”), consummated the business combination (the “Business Combination”), pursuant to the terms of the agreement and plan of merger, dated as of August 29, 2021 (the “Business Combination Agreement”), by and among Petra, Petra Acquisition Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Petra (“Merger Sub”), and Revelation Biosciences, Inc. (“Old Revelation”). Pursuant to the Business Combination Agreement, on the Closing Date, (i) Merger Sub merged with and into Old Revelation (the “Merger”), with Old Revelation as the surviving company in the Merger, and, after giving effect to such Merger, Old Revelation was renamed Revelation Biosciences Sub, Inc. and became a wholly-owned subsidiary of Petra and (ii) Petra changed its name to “Revelation Biosciences, Inc.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), (i) each share of common stock and preferred stock of Old Revelation outstanding as of immediately prior to the Effective Time was exchanged for shares of common stock, par value $0.001 per share, of Revelation based on the agreed upon conversion rate of 2.725 (the “Common Stock Exchange Ratio); (ii) each Old Revelation RSU award (as defined in the Business Combination Agreement) outstanding as of immediately prior to the Effective Time was assumed by Revelation and was converted into that number of whole Revelation Rollover RSU awards (as defined in the Business Combination Agreement) based on the Common Stock Exchange Ratio; and (iii) each Old Revelation Warrant (as defined in the Business Combination Agreement) outstanding as of immediately prior to the Effective Time was assumed by Revelation and was converted into that number of whole Revelation Rollover Warrants (as defined in the Business Combination Agreement) based on the Common Stock Exchange Ratio, at an exercise price per share of common stock equal to (x) the exercise price per share of Old Revelation common stock of such Old Revelation Warrant divided by (y) the Common Stock Exchange Ratio.

At the Closing Date, up to 10,500,000 shares of common stock were issuable constituting the merger consideration (the “Merger Consideration”), (i) an aggregate of 9,871,343 shares of common stock were issued in exchange for the Old Revelation stock outstanding as of immediately prior to the Effective Time, (ii) 167,867 shares of common stock were reserved for issuance for Revelation Rollover Warrants outstanding as of immediately prior to the Effective Time and (iii) 460,706 shares of common stock were reserved for issuance for Revelation Rollover Restricted Stock Unit (“RSU”) awards outstanding as of immediately prior to the Effective Time.

Immediately after giving effect to the Business Combination, there were 12,944,213 shares of common stock outstanding, and 1,294,421 shares of common stock reserved for future issuance under the 2021 Equity Incentive Plan. The pre-merger stockholders of Petra retained an aggregate of 3,072,870 shares of common stock of Petra, representing 23.7% ownership of the post-Merger company. Therefore, upon consummation of the Business Combination, there was a change in control of Petra, with the former owners of Revelation effectively acquiring control of Petra.

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, although Petra will issue shares for outstanding equity interests of Revelation in the Business Combination, Petra will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Revelation issuing stock for the net assets of Petra, accompanied by a recapitalization. The net assets of Petra will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Revelation.

In connection with the Merger, stockholders holding 3,480,692 shares of Petra common stock exercised their right to redeem such shares for cash at a price of approximately $10.20 per share for payments in the aggregate of approximately $35.5 million. On the Closing Date, approximately $7.6 million was escrowed pursuant to the Forward Share Purchase Agreement entered into by and between Petra and Meteora Capital Partners and its affiliates (collectively, “Meteora”) and approximately $4.2 million was released to Revelation.

In connection with the consummation of the Business Combination, Petra adopted the third amended and restated certificate of incorporation, which became effective upon filing with the Secretary of State of the State of Delaware on January 10, 2022.

As of December 31, 2021, the Company has raised aggregate net proceeds of $6.1 million in connection with the sale and issuance of 2,308,877 shares of common stock, has raised aggregate net proceeds of $3.9 million in connection with the sale and issuance of 628,930 shares of Series A Preferred Stock and has raised aggregate net proceeds of $3.9 million in connection with the sale and issuance of 684,450 shares of Series A-1 Preferred Stock. As of December 31, 2021 and 2020, the Company had cash and cash equivalents of $1.3 million and $4.5 million, respectively.

The Company plans to seek additional funding through public or private equity or debt financings. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. If the Company is unable to obtain funding, the Company could be required to delay, reduce or eliminate research and development programs, product portfolio expansion or future commercialization efforts, which could adversely affect its business operations.

The accompanying financial statements are prepared in accordance U.S. generally accepted accounting principles (“GAAP”).

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in accordance with GAAP requires management to make estimates and assumptions about future events that affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of expenses. These estimates and assumptions are based on the Company’s best estimates and judgment. The Company regularly evaluates its estimates and assumptions using historical and industry experience and other factors; however, actual results could differ materially from these estimates and could have an adverse effect on the Company’s financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. The Company maintains its cash in checking and savings accounts. Income generated from cash held in savings accounts is recorded as interest income. The carrying value of the Company’s savings accounts is included in cash and approximates the fair value.

Fair Value Measurements

Financial assets and liabilities are recorded at fair value on a recurring basis in the balance sheet. The carrying values of the Company’s financial assets and liabilities, including cash and cash equivalents, subscription receivables, prepaid expenses, accounts payable and accrued expenses approximate their fair value due to the short-term nature of these instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. Assets and liabilities recorded at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity with the inputs to the valuation of these assets or liabilities as follows:

Level 1 — Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable inputs for similar assets or liabilities. These include quoted prices for identical or similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active;

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. Bank deposits are held by accredited financial institutions and these deposits may at times be in excess of federally insured limits. The Company limits its credit risk associated with cash and cash equivalents by placing them with financial institutions that it believes are of high quality. The Company has not experienced any losses on its deposits of cash or cash equivalents.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is five years. Maintenance and repairs are charged to operating expense as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in other income (expense).

Leases

The Company determines if an arrangement is a lease at inception. Lease right-of-use assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. For operating leases with an initial term greater than 12 months, the Company recognizes operating lease right-of-use assets and operating lease liabilities based on the present value of lease payments over the lease term at the commencement date. Operating lease right-of-use assets are comprised of the lease liability plus any lease payments made and excludes lease incentives. Lease terms include options to renew or terminate the lease when the Company is reasonably certain that the renewal option will be exercised or when it is reasonably certain that the termination option will not be exercised. For an operating lease, if the interest rate used to determine the present value of future lease payments is not readily determinable, the Company estimates the incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in similar economic environments. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for the development of the Company’s lead product candidate, REVTx-99 and lead diagnostic product, REVDx-501. Research and development costs are charged to expense as incurred. The Company records accrued expenses for estimated preclinical and clinical study and research expenses related to the services performed but not yet invoiced pursuant to contracts with research institutions, contract research organizations, and clinical manufacturing organizations that conduct and manage preclinical studies, clinical studies, research services, and development services on the Company’s behalf. Payments for these services are based on the terms of individual agreements and payment timing may differ significantly from the period in which the services were performed. Estimates are based on factors such as the work completed, including the level of patient enrollment. The Company monitors patient enrollment levels and related activity to the extent reasonably possible and makes judgments and estimates in determining the accrued balance in each reporting period. The Company’s estimates of accrued expenses are based on the facts and circumstances known at the time. If the Company underestimates or overestimates the level of services performed or the costs of these services, actual expenses could differ from estimates. As actual costs become known, the Company adjusts accrued expenses. To date, the Company has not experienced significant changes in estimates of clinical study and development services accruals.

Patent Costs

Legal costs in connection with approved patents and patent applications are expensed as incurred, as recoverability of such expenditures is uncertain. These costs are recorded in general and administrative expense in the statements of operations.

Stock-based Compensation

The Company recognizes compensation expense related to RSU awards granted to employees, directors, officers and consultants, based on the estimated fair value of the awards on the date of grant. The grant date fair value of the stock-based awards, which have graded vesting, is recognized using the straight-line method over the requisite service period of each award, which is generally the vesting period of the respective awards. The Company recognizes compensation expense related to warrants granted, based on the estimated fair value of the awards on the date of grant using a Black-Scholes option pricing model. The Company recognizes forfeitures as they occur.

Determination of the Fair Value of Common Stock

Given the absence of a public trading market for the Company’s shares of common stock, the board of directors exercises their judgment and considers a number of objective and subjective factors to determine the best estimate of the fair value of the Company’s shares of common stock, including timely valuations of the Company’s shares of common stock prepared by an unrelated third-party valuation firm, important developments in the Company’s operations, sales of common stock and preferred stock, actual operating results and financial performance, the conditions in the biotechnology industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of the Company’s shares of common stock, among other factors. After the effectiveness of this registration statement, the Company’s board of directors will determine the fair value of each share of common stock based on the closing price of the Company’s shares of common stock as reported on the date of grant.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or loss in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. Interest and penalties related to unrecognized tax benefits are included within the provision of income tax. To date, there have been no unrecognized tax benefits balances.

Basic and Diluted Net Loss per Share

Basic net loss per share is calculated by dividing net loss by the weighted-average number of shares of common stock outstanding during the period, without consideration of potential shares of common stock. Diluted net loss per share is calculated by dividing net loss by the weighted-average number of shares of common stock outstanding plus potential shares of common stock. Preferred Stock and unvested RSU awards are considered potential shares of common stock and are included in the calculation of diluted net loss per share using the treasury stock method when their effect is dilutive. Potential shares of common stock are excluded from the calculation of diluted net loss per share when their effect is anti-dilutive. As of December 31, 2021 and 2020, there were 1,544,038 and 666,705 potential shares of common stock, respectively, (see Note 6), that were excluded from the calculation of diluted net loss per share because their effect was anti-dilutive.

Unaudited Pro-Forma Financial Information

At the Closing of the Business Combination, all outstanding shares of the Series A Preferred Stock and Series A-1 Preferred Stock were converted into shares of common stock.

The unaudited pro-forma balance sheet information as of December 31, 2021 has been prepared to give effect to the exchange of all 628,930 outstanding shares of Series A Preferred Stock and all 684,450 outstanding shares of Series A-1 Preferred Stock into 1,313,380 shares of common stock as if the exchange had occurred on December 31, 2021. The shares of common stock issuable and the proceeds expected to be received in the Business Combination are excluded from such pro-forma financial information.

The unaudited pro-forma net loss per share for the year ended December 31, 2021 was computed using the weighted-average shares of common stock outstanding, including the pro-forma effect as if the conversion of all outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock into shares of common stock had occurred at the beginning of the period. The unaudited pro-forma net loss per share for the period from May 4, 2020 (inception) to December 31, 2020 was computed using the weighted-average shares of common stock outstanding, including the pro-forma effect as if the conversion of all outstanding shares of Series A Preferred Stock into shares of common stock had occurred at the beginning of the period.

Comprehensive Loss

The Company has no components of comprehensive loss other than net loss. Thus, comprehensive loss is the same as net loss for the period presented.

Segment Reporting

Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources in assessing performance.

The Company has one operating segment. The Company’s chief operating decision maker, its Chief Executive Officer, manages the Company’s operations for the purposes of allocating resources and evaluating financial performance.

Recent Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”). ASU 2019-12 issued guidance on the accounting for income taxes that, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. This guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within the fiscal years beginning after December 15, 2022. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases Topic 842 (“ASU 2016-02”). The guidance in ASU 2016-02 supersedes the lease recognition requirements in ASC Topic 840, Leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. ASU 2016-02 is effective for fiscal years beginning after December 15, 2021 for non-public entities, with early adoption permitted. The Company early adopted this standard on January 1, 2021, and the impact of its adoption on the Company’s financial statements was not material.

3. Balance Sheet Details

Prepaid Expenses

Prepaid expenses consisted of the following:

	December 31, 2021	December 31, 2020
Prepaid clinical costs	$488,614	$—
Other prepaid expenses	148,728	128,000
Total prepaid expenses	$637,342	$128,000

Property and Equipment, Net

Property and equipment, net consisted of the following:

December 31, 2021
Lab Equipment	$131,963
Total property and equipment, gross	131,963
Accumulated depreciation	(16,782)
Total property and equipment, net	$115,181

Depreciation expense was $16,782 for the year ended December 31, 2021.

Current Liabilities

Current liabilities consisted of the following:

	December 31, 2021	December 31, 2020
Accounts payable	$596,261	$865,901
Accrued payroll and related expenses	756,729	266,852
Accrued clinical study expenses	327,244	40,329
Accrued professional fees	294,130	23,216
Accrued clinical development costs	145,566	—
Accrued other expenses	5,000	12,478
Lease liability	16,752	—
Total current liabilities	$2,141,682	$1,208,776

Accrued payroll and related expenses consisted of accrued annual corporate bonus expense as of December 31, 2021. There was no accrued deferred compensation recorded as of December 31, 2021.

Accrued payroll and related expenses consisted of deferred compensation as of December 31, 2020. During the fiscal year 2020 the Company entered into deferred compensation arrangements with five employees to defer a certain portion of their base salary until such time the Company completed an initial public offering. In connection with the Series A Preferred financing these agreements were amended to make the deferred compensation payable upon the closing of the Series A Preferred financing which occurred on December 30, 2020. The accrued compensation of $266,852 as of December 31, 2020 was paid on January 6, 2021.

4. Commitments and Contingencies

Lease Commitments

In February 2021, the Company entered into an agreement to lease 2,140 square feet of laboratory space located at 11011 Torreyana Road, Suite 102, San Diego, California (the “Original Lease”). The Original Lease has a term of 13 calendar months, plus any partial month at the beginning of the Original Lease (the “Original Lease Term”). There is no option to extend the Original Lease and the expiration date was March 31, 2022. In accordance with the Original Lease, the Company is required to maintain a security deposit of $5,564. The Company will pay $70,313 of rent expense over the life of the Lease. In October 2021, the Company amended the Original Lease to expire on December 31, 2022, equal to an additional 9 calendar months with a base monthly rent equal to the 13th month of the Original Lease (the “First Amendment”). The Company signed the First Amendment on October 14, 2021. The Company will pay $51,578 of rent expense over the life of the First Amendment. The Company has applied the short-term lease exception. In addition to rent, the Lease requires the Company to pay certain taxes, insurance and operating costs relating to the leased premises. The Lease contains customary default provisions, representations, warranties and covenants. The Lease is classified as an operating lease.

The Company recorded a lease liability and right-of-use lease assets for the Original Lease based on the present value of Original Lease payments over the expected Original Lease Term, discounted using the Company’s incremental borrowing rate. As of December 31, 2021, the weighted-average remaining Original Lease Term and the weighted-average discount rate for the Original Lease was less than 1 year and 7.73%, respectively. Rent expense under the Original Lease was $55,246 for the year ended December 31, 2021.

Future minimum lease payments under the operating lease as of December 31, 2021 are as follows:

2022	16,859
Total future minimum lease payments	16,859
Less discount	107
Total lease liability	$16,752

Commitments

The Company enters into contracts in the normal course of business with third party service providers and vendors. These contracts generally provide for termination on notice and, therefore, are cancellable contracts and not considered contractual obligations and commitments.

Contingencies

From time to time, the Company may become subject to claims and litigation arising in the ordinary course of business. The Company is not a party to any material legal proceedings, nor is it aware of any material pending or threatened litigation.

5. Preferred Stock

In August 2020, the Company authorized the sale and issuance of up to 2,000,000 shares of preferred stock, par value $0.001 per share. At the Closing of the Business Combination, all outstanding shares of the Series A Preferred Stock and Series A-1 Preferred Stock were converted into shares of common stock (see Note 10. Subsequent Events – Business Combination).

Series A Preferred Stock

On December 31, 2020, the Company entered into a Series A Preferred Stock Purchase Agreement (the “Series A SPA”), pursuant to which the Company issued 628,930 shares of Series A Preferred Stock at $6.36 per share for net proceeds of $3.9 million, of which $0.4 million was received as of December 31, 2020 and the remaining $3.5 million was received in January 2021. As of December 31, 2020, the $3.5 million of net proceeds for the Series A Preferred Stock was recorded as a subscription receivable on the Company’s statement of changes in stockholders’ equity (deficit). Issuance costs were $96,000 related to the sale and issuance of the Series A Preferred Stock. The holders of the Series A Preferred Stock have various rights, preferences, and privileges as follows:

Conversion Rights

The Series A Preferred Stock is convertible, at the option of the holder, at any time into shares of common stock. The number of shares is determined by dividing the original issuance price by the conversion price, the shares of preferred stock convert on a one-for-one basis. Additionally, the Series A Preferred Stock automatically converts into shares of common stock upon an underwritten public offering of the common stock on any tier of the NASDAQ Stock Market or any tier of the New York Stock Exchange with a market price at listing equal to at least $12.72 per share. No fractional shares will be issued.

Liquidation Preference

While the Series A Preferred Stock is not redeemable, the holders of the convertible preferred shares would be entitled to available proceeds in certain change of control events that are fully in control of the Company. In the event of any liquidation or deemed liquation event (as defined in the Company’s amended and restated certificate of incorporation), the Series A Preferred Stock shall have a liquidation preference equal to the original Series A purchase price plus any declared and unpaid dividends only if the shares of common stock are redeemed for cash. In the event of a deemed liquidation event, if the assets of the Company available for distribution are insufficient to pay the preferred stockholders in the full amount they are entitled, the preferred stockholders shall share ratably in any distribution of the assets available for distribution in proportion to the number of shares of preferred stock that they hold. Additionally, the holders of Series A Preferred Stock are entitled to be paid out prior to the holders of common stock.

Dividends

The holders of the Series A Preferred Stock shall be entitled to receive non-cumulative cash dividends in preference to any dividend on the common stock and any junior preferred stock at the rate of eight percent (8%) per annum of the original Series A purchase price, when, and if declared by the board of directors. No dividends have been declared through December 31, 2021.

Voting Rights

Each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Series A preferred stockholders and common stockholders vote together as a single class.

Protective Provisions

The holders of the Series A Preferred Stock have certain protective provisions that limit the Company’s ability to take action without the consent of the holders of the Series A Preferred Stock. The following is a list of events for which the Company requires written consent or the affirmative vote of the Series A preferred stockholder:

●	liquidate, dissolve or wind-up the business and affairs of the Company;

●	amend, alter or repeal any provision of the amended and restated certificate of incorporation or bylaws that affects the Series A Preferred stockholders;

●	create, authorize or issue shares of capital stock that are not junior to the Series A Preferred Stock or authorize additional shares of Series A preferred stock or capital stock that is not junior to the Series A Preferred Stock;

●	authorize or incur debt over $2.0 million;

●	prior to June 30, 2021, authorize the issuance of common stock outstanding exceeding 4,576,572 shares.

Series A-1 Preferred Stock

On January 27, 2021, the Company entered into a Series A-1 Preferred Stock Purchase Agreement (the “Series A-1 SPA”), pursuant to which the Company issued 684,450 shares of Series A-1 Preferred Stock at $6.36 per share for net proceeds of $3.9 million received in January 2021 and February 2021. Issuance costs were $448,000 related to the sale and issuance of the Series A-1 Preferred Stock. The Series A-1 Preferred Stock is identical to the Series A Preferred Stock except that the Series A-1 Preferred Stock is subordinate to the Series A Preferred Stock and senior to common stock as to dividends and liquidation preference and does not have any protective provisions like the Series A Preferred Stock. Additionally, the Series A-1 Preferred Stock automatically converts into shares of common stock, upon an effective registration statement under the Securities Act of 1933, as amended, together with approval by OTC Markets LLC for quotation on the OTCQX or OTCQB or the listing of the common stock on any tier of the NASDAQ Stock Market or any tier of the New York Stock Exchange or upon the occurrence of an event specified by vote or written consent of the Series A-1 Preferred stockholders.

6. Common Stock

In August 2020, the Company authorized the sale and issuance of up to 11,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2021 and 2020, 2,308,877 and 2,293,154 shares of common stock were issued and outstanding, respectively. The Company entered into multiple Common Stock Purchase Agreements (the “Common SPA”) with closings on October 30, 2020, November 18, 2020, December 24, 2020 and January 4, 2021. As of December 31, 2021, the Company has raised net proceeds of $6.1 million in connection with the sale and issuance of common stock, of which $5.5 million was received as of December 31, 2020 and the remaining $0.6 million was received in January 2021. As of December 31, 2020, the $0.5 million of net proceeds for common stock was recorded as a subscription receivable on the Company’s balance sheet. Issuance costs were $37,000 related to the sale and issuance of common stock.

The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preference of the holders of the Series A Preferred Stock and Series A-1 Preferred Stock set forth in Note 5.

Each share of common stock entitles the holder to one vote, together with the holders of Series A Preferred Stock and Series A-1 Preferred Stock, on all matters submitted to the stockholders for a vote. As of December 31, 2021, no cash dividends have been declared or paid.

The total shares of common stock reserved for issuance are summarized as follows:

	December 31, 2021	December 31, 2020
Series A Preferred Stock	628,930	628,930
Series A-1 Preferred Stock	684,450	—
Warrants	61,600	—
Unvested RSU awards	169,058	37,775
Total common stock reserved for issuance	1,544,038	666,705

7. Stock-Based Compensation

2020 Equity Incentive Plan

The Company adopted the Revelation Biosciences, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) on October 1, 2020 for the issuance of stock stock-based awards. Originally, the 2020 Plan authorized 150,000 shares of the Company’s common stock to be granted as stock-based awards. On December 30, 2020, the 2020 Plan was amended to increase the number of shares of common stock authorized to be granted as stock-based awards to 325,000. Shares that are expired, terminated, surrendered or canceled under the 2020 Plan without having been fully vested will be available for future awards. As of December 31, 2021, there were 155,942 shares available for future grant under the 2020 Plan.

The 2020 Plan is administered by the board of directors. Vesting periods and other restrictions for RSU awards under the 2020 Plan are determined at the discretion of the board of directors. Shares of RSU awards granted to employees, officers, board of directors, advisors, and consultants of the Company typically vest over one to four years.

Restricted Stock Units

The Company has granted RSU awards with time-based and milestone-based vesting conditions. Under time-based vesting conditions, the RSU awards vest quarterly over one year for grants to the board of directors and quarterly over four years or 25% on the one year anniversary and the remainder vesting monthly thereafter for grants to officers, employees and consultants. Under the milestone-based vesting conditions, the RSU awards will automatically vest when the Company’s shares of common stock are publicly traded on any over-the-counter market or national stock exchange. As of December 31, 2021, there were no vested or released shares of RSU awards.

During the year ended December 31, 2021, the Company granted 131,283 RSU awards for shares of common stock, each RSU award converts to one share of common stock, with a total grant date fair value of $834,960.

The Company recorded stock-based compensation expense for RSU awards of $470,878 and $29,232 during the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, there was $575,100 of unrecognized stock-based compensation expense related to unvested RSU awards. The unrecognized stock-based compensation expense is estimated to be recognized over a period of 2.1 years as of December 31, 2021.

Stock-Based Compensation Expense

The Company recorded stock-based compensation expense for the period indicated as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020
General and administrative	$412,214	27,446
Research and development	58,664	1,786
Total share-based compensation expense	$470,878	29,232

8. Warrants

In connection with the issuance of the Series A-1 Preferred Stock through a private placement, the Company issued warrants to the placement agent to purchase an aggregate of 61,600 shares of common stock at an exercise price of $7.31 per share, valued on the issuance date of the Series A-1 Preferred Stock in the aggregate at $326,675 and included in the issuance costs of the Series A-1 Preferred Stock. The warrants were exercisable immediately upon issuance, provide for a cashless exercise right and are exercisable for a period of six years from January 31, 2021. As of December 31, 2021, no warrants were exercised or exchanged.

The fair value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions:

Volatility	115%
Expected term (years)	6
Risk-free interest rate	0.85
Expected dividend yield	—

9. Income Taxes

The Company did not record a provision for income taxes for the year ended December 31, 2021 and the period from May 4, 2020 (inception) to December 31, 2020 due to a full valuation allowance against its deferred tax assets.

The difference between the provision for income taxes and income taxes computed using the effective U.S. federal statutory rate is as follows:

	Year Ended December 31, 2021	Period from May 4, 2020 (inception) to December 31, 2020
Federal tax statutory rate	21.0%	21.0%
State tax, net of federal benefit	7.1	6.9
Research and development credits	1.9	4.1
Non-deductible expenses	(2.3)	—
Change in valuation allowance	(27.7)	(32.0)
Effective tax rate	—%	—%

Significant components of the Company’s deferred tax assets are as follows:

	Year Ended December 31, 2021	Period from May 4, 2020 (inception) to December 31, 2020
Net operating loss carryforwards	$3,524,526	$583,157
Research and development credits	255,656	121,535
Other, net	351,836	104,129
Total gross deferred tax assets	4,132,018	808,821
Valuation allowance	(4,132,018)	(808,821)
Net deferred tax assets	$—	$—

As of December 31, 2021 and 2020, a full valuation allowance of $4,132,018 and $808,821, respectively, was established against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

As of December 31, 2021, the Company had federal and state net operating loss carryforwards of $12,468,027 and $13,221,253, respectively. Federal net operating losses carryforward indefinitely. State net operating loss carryforwards will begin to expire in 2026.

In addition, the Company had estimated federal and state research and development credit carryforwards of $91,217 and $208,150, respectively. The federal research tax credit carryforwards will begin to expire in 2040 and the California state credits carryforward indefinitely.

Pursuant to Section 382 and 383 of the Internal Revenue Code (“IRC”), utilization of the Company’s federal net operating loss carryforwards and research and development credit carryforwards may be subject to annual limitations in the event of any significant future changes in its ownership structure. These annual limitations may result in the expiration of net operating loss and research and development credit carryforwards prior to utilization. The Company has not completed an IRC Section 382 and 383 analysis regarding the limitation of net operating loss and research and development credit carryforwards.

No liability is recorded on the financial statements related to uncertain tax positions. There are no unrecognized tax benefits as of December 31, 2021 and 2020. The Company does not expect that uncertain tax benefits will materially change in the next 12 months.

The Company’s policy is to record estimated interest and penalties related to uncertain tax benefits as income tax expense. As of December 31, 2021 and December 31, 2020 , the Company had no accrued interest or penalties recorded related to uncertain tax positions.

The Company is subject to taxation in the U.S. and various state jurisdictions. The Company’s tax returns since inception are subject to examination by the U.S. and various state tax authorities. The Company is not currently undergoing a tax audit in any federal or state jurisdiction.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted and signed into law and GAAP requires recognition of the tax effects of new legislation during the reporting period that includes the enactment date. The CARES Act includes changes to the tax provisions that benefits business entities and makes certain technical corrections to the 2017 Tax Cuts and Jobs Act. The tax relief measures for businesses in the CARES Act include a five-year net operating loss carryback for certain net operating losses, suspension of the annual deduction limitation of 80% of taxable income for certain net operating losses, changes in the deductibility of interest, acceleration of alternative minimum tax credit refunds, payroll tax relief, and a technical correction to allow accelerated deductions for qualified improvement property. The CARES Act also provides other non-tax benefits to assist those impacted by the pandemic. The Company evaluated the impact of the CARES Act and determined that there is no material impact to the income tax provision for the years ended December 31, 2021 and 2020.

The Consolidated Appropriation Act (“CAA”) of 2021 was signed into law, December 27, 2020, containing the most recent COVID-19 relief provisions as well as many tax provisions including renewals of several popular tax extenders. The Company evaluated the impact of the CAA and determined that there is no material impact to the income tax provision for the years ended December 31, 2021 and 2020.

10. Subsequent Events

Convertible Note Financing

On January 4, 2022 Revelation entered into a convertible note financing in an amount of up to $2.5 million with a fixed 3.75% annual interest rate from AXA IM Prime Impact Fund (the “Convertible Note”), the proceeds of which may be used by Old Revelation solely to purchase shares of Petra common stock from redeeming Petra stockholders who redeem shares of Petra common stock in connection with the Business Combination. On January 6, 2022, Old Revelation purchased 245,019 shares of Petra common stock with the proceeds from the Convertible Note. Repayment of the Convertible Note is in process in accordance with the exchange terms of the Convertible Note, by which the shares of Petra’s common stock purchased by Old Revelation are transferred to AXA.

Business Combination

On the Closing Date, Petra consummated the Business Combination, pursuant to the terms of the Business Combination Agreement, by and among Petra, Petra Merger Sub, and Old Revelation. Pursuant to the Business Combination Agreement, on the Closing Date, (i) Merger Sub merged with and into Old Revelation, with Old Revelation as the surviving company in the Merger, and, after giving effect to such Merger, Old Revelation was renamed Revelation Biosciences Sub, Inc. and became a wholly-owned subsidiary of Petra and (ii) Petra changed its name to “Revelation Biosciences, Inc.”.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each share of common stock and preferred stock of Old Revelation outstanding as of immediately prior to the Effective Time was exchanged for shares of common stock, par value $0.001 per share, of Revelation based on the agreed upon the Common Stock Exchange Ratio; (ii) each Old Revelation RSU award (as defined in the Business Combination Agreement) outstanding as of immediately prior to the Effective Time was assumed by Revelation and was converted into that number of whole Revelation Rollover RSU awards (as defined in the Business Combination Agreement) based on the Common Stock Exchange Ratio; and (iii) each Old Revelation Warrant (as defined in the Business Combination Agreement) outstanding as of immediately prior to the Effective Time was assumed by Revelation and was converted into that number of whole Revelation Rollover Warrants (as defined in the Business Combination Agreement) based on the Common Stock Exchange Ratio, at an exercise price per share of common stock equal to (x) the exercise price per share of Old Revelation common stock of such Old Revelation Warrant divided by (y) the Common Stock Exchange Ratio.

 At the Closing Date, up to 10,500,000 shares of common stock were to be issued constituting the Merger Consideration, (i) an aggregate of 9,871,343 shares of common stock, including conversion of all outstanding shares of the Series A Preferred Stock and Series A-1 Preferred Stock, were issued in exchange for the Old Revelation stock outstanding as of immediately prior to the Effective Time, (ii) 167,867 shares of common stock were reserved for issuance for Revelation Rollover Warrants outstanding as of immediately prior to the Effective Time and (iii) 460,706 shares of common stock were reserved for issuance for Revelation Rollover RSU’s outstanding as of immediately prior to the Effective Time.

Immediately after giving effect to the Business Combination, there were 12,944,213 shares of common stock outstanding, and 1,294,421 shares of common stock reserved for future issuance under the 2021 Equity Incentive Plan. The pre-merger stockholders of Petra retained an aggregate of 3,072,870 shares of common stock of Petra, representing 23.7% ownership of the post-Merger company. Therefore, upon consummation of the Business Combination, there was a change in control of Petra, with the former owners of Revelation effectively acquiring control of Petra.

Additionally, in connection with the Business Combination, stockholders holding 3,480,692 shares of Petra common stock exercised their right to redeem such shares for cash at a price of approximately $10.20 per share for payments in the aggregate of approximately $35.5 million. On the Closing Date, approximately $7.6 million was escrowed pursuant to the Forward Share Purchase Agreement entered into by and between Petra and Meteora and approximately $4.2 million was released to Revelation.

On December 21, 2021, Petra entered into certain backstop agreements (the “Backstop Agreements”) with AXA Prime Impact Master Fund (“AXA”) (through a backstop agreement with Old Revelation, LifeSci Venture Partners (“LifeSci”) and other Petra and Old Revelation institutional, and individual investors, including Dr. Tidmarsh, chairman of Revelation (such additional institutional and individual investors, together with LifeSci and Old Revelation collectively, the “Backstop Subscribers”). Pursuant to the Backstop Agreements, the Backstop Subscribers agreed to subscribe for and purchase, in the aggregate, up to $4.5 million of shares of Petra’s common stock, par value $0.001 per share (the “Petra Common Stock”), in the event that more than $31.5 million of shares of Petra Common Stock are submitted for redemption in connection with Petra’s proposed business combination with Old Revelation (the “Business Combination”). On January 6, 2022, pursuant to the Backstop Agreements, the Backstop Subscribers purchased an aggregate of 432,072 shares of Petra Common Stock.

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, although Petra will issue shares for outstanding equity interests of Revelation in the Business Combination, Petra will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Revelation issuing stock for the net assets of Petra, accompanied by a recapitalization. The net assets of Petra will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Revelation.

At the Closing Date of the Business Combination, Petra adopted the third amended and restated certificate of incorporation, which became effective upon filing with the Secretary of State of the State of Delaware on January 10, 2022.